Exhibit 10.1

November 4, 2026

DELIVERED TO:

Matthew Goldberg

RE: Separation Agreement and General Release

Dear Matt:

This Separation Agreement and General Release (the “Agreement”) sets forth the understanding between you, Matthew Goldberg, and Tripadvisor, Inc., a Nevada corporation (“Tripadvisor”), and Tripadvisor LLC, a Delaware limited liability company (“Tripadvisor LLC” and, together with Tripadvisor, the “Company”), concerning the conclusion of your employment and an orderly leadership transition.

The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release legally waivable claims, and to provide the separation payments and benefits described below. Your “Employment Agreement” is your May 2, 2022 Employment Letter Agreement with Tripadvisor LLC. The “ESP” is the Tripadvisor, Inc. Amended and Restated Executive Severance Plan and Summary Plan Description. The “Participation Letter” is the August 6, 2025 letter agreement between you and Tripadvisor concerning your participation in the ESP as CEO.

You have at least twenty-one (21) calendar days after receiving this Agreement to consider whether to sign it. To accept, deliver a signed copy via DocuSign or to the General Counsel, Tripadvisor LLC, 400 1st Avenue, Needham, MA 02494, within twenty-one (21) calendar days after receipt. You may revoke your acceptance as described in Section 5. This Agreement becomes effective on the eighth calendar day after you sign it, provided the Company has signed it and you have not timely revoked it (the “Agreement Effective Date”). The Section 2 payments and benefits also require your execution and nonrevocation, following separation, of the Supplemental Release attached as Exhibit A.

1.	Employment Status, Transition, Final Payments and Termination of Benefits

a.

Separation and transition. Your employment with the Company will end no later than February 16, 2027 (the “Scheduled Separation Date”). You are expected to remain employed through the Scheduled Separation Date, support an orderly transition, and perform duties reasonably assigned by Tripadvisor’s Board of Directors (the “Board”) consistent with that transition. The date your employment actually ends is the “Separation Date.” During your continued employment, your base salary, employee benefits, and ordinary-course equity vesting will continue in accordance with the applicable arrangements, except as expressly modified here. If the Company elects to end your employment before the Scheduled Separation Date for any reason other than for Cause, you will remain entitled to all compensation, payments, and benefits described in this Section 1 and Section 2, subject to the release and other conditions expressly stated in this Agreement. Cause has the meaning in paragraph 11(b)(vi) of the Employment Agreement, including applicable notice and cure requirements. If you elect to resign for any reason before the Scheduled Separation Date, you will not be entitled to any compensation, payments, or benefits described in Section 2.

b.

Consent to specified transition changes. You and the Company agree that any agreed-to changes to your position or responsibilities during the transition period will not constitute Good Reason under the Employment Agreement, ESP, any Participation Letter, or any equity award agreement, or give rise to additional severance.

c.

Resignations. Effective as of the Separation Date or any earlier date requested by the Board, you hereby resign from the Board and all officer, director, employee, committee, fiduciary and other positions you hold with the Company and its subsidiaries and affiliates, and any other position. You will deliver signed resignation instruments and reasonably assist with related filings and transition formalities. No such requested resignation shall impact your substantive rights under this Agreement.

d.

Accrued obligations. Whether or not you sign or revoke this Agreement or Exhibit A, the Company will pay your accrued and earned but unpaid base salary and accrued but unused vacation through the Separation Date, and all vested and accrued benefits (the “Accrued Obligations”). Salary and vacation will be paid within the time required by applicable law. The Company will also reimburse properly documented business expenses incurred through the Separation Date in accordance with the Employment Agreement and Company policy.

e.

Benefits and COBRA. Active employment compensation and benefit participation will end on the Separation Date or such later date as the applicable plan requires, except as expressly provided here or required by law. You will cease accruing vacation and additional benefits after employment ends. Vested benefits remain governed by the applicable plans. You and your eligible dependents will receive separate information concerning COBRA continuation coverage. A timely election must be made within the applicable statutory period, generally sixty (60) days after the later of the election notice and loss of coverage; timely elected coverage will be retroactive as required by law.

2.	Separation Pay and Other Benefits

Subject to the effective release in this Agreement and Exhibit A, and the other conditions below, you and the Company agree on each of the payments, benefits, and other terms set forth below. These payments, benefits, and other terms replace, and are not in addition to, separation-related payments, benefits, and equity-vesting entitlements under the Employment Agreement, ESP, Participation Letter, and equity award agreements. No duplicate or additional severance is payable under those arrangements for this separation.

The Company’s obligations under this Section are conditioned on the Agreement Effective Date occurring, your remaining employed through the Scheduled Separation Date unless the Company elects to end your employment earlier as contemplated by Section 1(a), your timely execution and delivery of Exhibit A, in form provided to you by the Company, on or after the Separation Date and its becoming irrevocable no later than sixty (60) days after the Separation Date, your return of Company property under Section 3, and compliance with the continuing obligations under Section 7(c). If you elect to resign for any reason before the Scheduled Separation Date, no payments or benefits under this Section are payable. The date Exhibit A becomes effective and irrevocable is the “Release Effective Date.” You must deliver an executed Exhibit A within twenty-one (21) calendar days after the later of your receipt of a completed Exhibit A from the Company and the Separation Date.

a.

Salary severance. The Company will pay an amount equal to nine (9) months of your annual base salary rate in effect on the Separation Date, less required withholdings. This aggregate amount is $675,000. Payment will be made as salary continuation over the eighteen (18)-month period beginning the day after the Separation Date, on regular payroll dates. Payments will begin on the first practicable regular payroll date after the Release Effective Date, no later than sixty (60) days after the Separation Date, subject to Section 8(g). The first payment will include a catch-up for installments that otherwise would have been paid since separation. If that sixty (60)-day period spans two calendar years, payments will commence in the second year.

b.

Bonus severance. The Company will pay a lump sum equal to $675,000, which is 0.75 times your annual Target Bonus in effect for the year in which the Separation Date occurs, less required withholdings, on the first practicable payroll date after the Release Effective Date, subject to Section 8(g). “Target Bonus” means your annual target bonus opportunity in effect for that year, not a prorated amount.

c.

Health care continuation. If you participate in the Company’s group health plans immediately before separation, timely elect COBRA, and remain eligible, the Company will pay the full amount of the COBRA premium for continuation of the coverage maintained by you and your eligible dependents immediately before separation, including applicable medical, dental, and vision coverage. The subsidy will begin upon commencement of COBRA coverage and end on the earlier of eighteen (18) months after the Separation Date and the date you become ineligible for COBRA under COBRA or the related regulations. You must immediately notify the Company of loss of eligibility. After the subsidy ends, coverage may continue as permitted by law and the plans, at your full expense. No cash is payable in lieu of unused coverage.

d.

Annual bonus treatment. You will not be eligible for any annual bonus from with respect to calendar years 2026 or 2027, whether in full or pro rata. This exclusion does not reduce the bonus severance expressly payable under Section 2(b).

e.

Equity vesting. For each equity award held by you that is outstanding and unvested on the Separation Date, the Company will first determine the portion that would vest upon a Qualifying Termination outside the Change in Control Period under the Participation Letter, without applying the fifty percent (50%) reduction described below. That determination will include all portions that would, but for termination of employment, have vested during the eighteen (18) months following the Separation Date (the “Equity Acceleration Period”). If an award’s vesting schedule would result in a smaller percentage (or none) of the award being vested through the end of the Equity Acceleration Period than if it vested annually pro rata over its vesting period, the award will be treated as though it vested annually pro rata over its vesting period for this determination. If an award specifies a more favorable post-termination vesting schedule, that schedule will instead govern the determination for that award. Fifty percent (50%) of the resulting eligible unvested portion of each equity award, and not fifty percent (50%) of all outstanding unvested awards without regard to eligibility, will vest on the later of the Separation Date and Release Effective Date, except to the extent the applicable more favorable award-specific schedule or unsatisfied performance conditions provide for later vesting. No portion will be counted twice. Any otherwise eligible portion for which a performance condition has not been satisfied will remain outstanding solely for determination of the applicable performance condition(s) and vest only if, and when, such condition(s) is satisfied under the applicable award terms. Performance conditions, including those applicable to performance-based restricted stock units, are not deemed achieved by this Agreement. Except for portions preserved by this paragraph and vested awards, remaining unvested portions will be forfeited on the Separation Date. Settlement will occur upon vesting to the extent permitted by Section 409A of the Internal Revenue Code of 1986 (“Section 409”); an existing settlement schedule will govern to the extent required for Section 409A compliance. Except as expressly modified here, the equity plans and award agreements remain in effect. As reflected in the Company’s records as of the date of this Agreement, you hold (1) 222,416 RSUs that are scheduled to vest during such 18-month period, (2) 44,410 PSUs from the 2025 grant, as to which applicable performance period has been completed and actual payout will be determined in ordinary course in 2027, and (3) 101,085 PSUs (at target performance levels) as to which the applicable performance period has not been completed.

f.

Option and stock appreciation right exercise period. All vested stock options and stock appreciation rights held by you as of the Separation Date, including those that vest pursuant to Section 2(e), will remain exercisable through their respective originally scheduled expiration dates, subject to Section 409A. No award will be exercisable before it vests, and no award’s originally scheduled expiration date will be extended. As reflected in the Company’s records as of the date of this Agreement, you hold 515,808 options, all of which are vested.

g.

Mitigation and offset. Consistent with the Participation Letter, the first sentence of Section 10.1 of the ESP does not apply to you: you have no obligation to seek other employment or take other actions to mitigate the amounts payable under this Agreement. The remaining provisions of Section 10.1 of the ESP remain applicable to separation payments and benefits under this Agreement. Accordingly, the Company retains its right to offset earnings from another employer during that period against Severance Benefits as provided in Section 10.1 of the ESP, and you remain subject to its employment-status reporting and periodic certification requirements and its related withholding and recovery provisions. With respect to the foregoing, earnings subject to the offset shall mean earnings as a common law employee, not via service on a Board of Directors or similar.

h.

Conditions; death after separation. Section 3.3 of the ESP concerning restrictive-covenant compliance, conduct constituting Cause, and related remedies continues to apply except as expressly modified here. These incorporated provisions do not permit denial of Section 2 payments or benefits solely because the Company elects to terminate your employment before the Scheduled Separation Date, or forfeiture of Accrued Obligations, interference with protected activity under Section 7(b), or denial of rights preserved by Section 4(c). If you die after separation and after executing an unrevoked Exhibit A, remaining cash separation benefits will be paid to your estate under Section 3.4 of the ESP, subject to Section 8(g); equity and surviving dependents’ statutory health coverage rights remain governed by their applicable arrangements as modified here.

3.	Return of Property

The Company will permit you to retain your Company-issued laptop and iPad, provided you first cooperate with the Company to wipe such devices of all Company-related information. Other than as expressly permitted herein, on or before the Separation Date, you will return all Company confidential and proprietary information and other property, including documents, notes, customer lists and copies, corporate cards, access cards, keys, office equipment, phones, and storage devices, and will not retain Company information in personal accounts or devices. You will reasonably cooperate in identifying and securely returning or deleting such information, subject to legal preservation obligations. You may retain personal compensation and benefits records, agreements governing your rights, and information lawfully retained to exercise preserved rights, subject to applicable confidentiality obligations. Nothing requires destruction of evidence or restricts Section 7(a) activity.

4.	Release

a.

General release. In consideration of the Company’s undertakings, you, on behalf of yourself and your heirs, representatives, administrators and executors, voluntarily, irrevocably and unconditionally release the Released Parties defined in Section 6 from all legally waivable complaints, claims, demands, contracts, liabilities, actions, causes of action, promises and rights, known or unknown, in law or equity, that you now own or hold or have ever owned or held, arising from acts, omissions, transactions, or occurrences on or before the date you sign this Agreement, including those connected with your employment, compensation, officer or director service, or separation. This includes legally waivable claims under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Americans with Disabilities Act; the Equal Pay Act; the National Labor Relations Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Massachusetts Fair Employment Practices Law, Massachusetts General Laws Chapter 151B; the Massachusetts Payment of Wages Act, Massachusetts General Laws Chapter 149, Sections 148 and 150; the Fair Labor Standards Act, only to the extent lawfully waivable; the Massachusetts Earned Sick Time law; the Massachusetts Paid Family and Medical Leave law; the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; the New Jersey WARN Act, N.J. Stat. Ann. § 34:21-1 et seq,; the New Jersey Paid Sick Leave Act; the New York State Human Rights Law; the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act; all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York State Correction Law; the New York State Civil Rights Law; Section 125 of the New York Workers’ Compensation Law; the New York City Human Rights Law; the New York Wage Theft Prevention Act; the New York Wage Payment Act; the New York Equal Pay Law; the Diane B. Allen Equal Pay Act; retaliation claims under the New Jersey Workers’ Compensation Law; and other applicable federal, state, and local employment, discrimination, harassment, retaliation, and wage laws, as amended. It also includes legally waivable contract, promissory estoppel, tort, misrepresentation, libel, slander, fraud, compensation, bonus, severance, equity, securities-law, and attorneys’ fee claims.

b.

Known and unknown claims; settlement. Subject to Section 4(c), this release covers known and unknown claims existing through your signature date, even if you later discover different facts. Subject to the Company’s performance and preserved rights, Sections 1 and 2 fully settle the Company’s compensation and separation obligations arising from this separation. Signing this Agreement does not release later-arising claims; Exhibit A separately covers claims through its signature date.

c.

Excluded claims and preserved rights. Neither this Agreement nor Exhibit A releases: rights that cannot lawfully be released by private agreement; claims arising after the applicable release signature date; rights to enforce this Agreement; Accrued Obligations, vested and accrued benefits, and vested equity rights under applicable arrangements as expressly modified here; unemployment or workers’ compensation benefits; rights to indemnification, advancement, contribution, or directors’ and officers’ liability insurance under paragraph 12 of the Employment Agreement, organizational documents, agreements, policies, or law; or Section 7(a) rights.

5.	Waiver of ADEA Rights and Claims; Consideration and Revocation

You specifically and voluntarily waive legally waivable ADEA rights and claims arising on or before your signature date, but not thereafter. The promises and benefits exchanged for the releases and negotiated resolution of separation entitlements constitute good and valuable consideration beyond that to which you would be entitled without satisfying the applicable release conditions. You are advised in writing to consult an attorney before signing this Agreement or Exhibit A.

You have at least twenty-one (21) calendar days after receipt to consider this Agreement and may voluntarily sign sooner. You will separately have at least twenty-one (21) calendar days to consider Exhibit A, which you may not sign before separation. You acknowledge that you understand the terms, have had the opportunity to obtain advice, and act knowingly and voluntarily without improper influence. The parties agree that revisions do not restart the consideration period to the extent permitted by law.

You may revoke this Agreement within seven (7) calendar days after signing by written notice actually received within that period by the General Counsel, Tripadvisor LLC, 400 1st Avenue, Needham, MA 02494. This Agreement is not effective or enforceable before the Agreement Effective Date. Timely revocation means no separation benefits are payable under this Agreement. Exhibit A has its own seven (7)-day revocation period; revoking it does not rescind an otherwise effective Agreement but prevents entitlement to release-conditioned benefits.

6.	Construction

For Sections 4 and 5 and Exhibit A, “Released Parties” means Tripadvisor, Tripadvisor LLC, each of their affiliated and related entities, their respective predecessors, successors, and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities.

7.	Future Conduct

a.

Protected rights and disclosures. Nothing here, in Exhibit A or in any continuing obligation restricts filing charges or complaints with, communicating directly with, providing information or documents to, or participating or cooperating in investigations or proceedings of the Equal Employment Opportunity Commission, Securities and Exchange Commission, Department of Justice, Department of Labor, National Labor Relations Board, Congress, an Inspector General, or other governmental authority; reporting suspected violations; making legally protected disclosures; truthful testimony; discussing or disclosing discrimination, harassment, retaliation, or other conduct to the extent protected by law; or exercising applicable National Labor Relations Act Section 7 rights. You need no Company authorization and need not notify the Company. Nothing waives any governmental whistleblower award or other nonwaivable payment. To the extent lawful, you waive individual monetary relief for released claims, but not governmental awards or nonwaivable relief. Under 18 U.S.C. Section 1833(b), you will not be criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret made in confidence to a governmental official, directly or indirectly, or an attorney, solely to report or investigate a suspected violation of law, or in a complaint or document filed under seal in a proceeding. In a retaliation action for reporting a suspected violation, you may disclose the trade secret to counsel and use it in the proceeding if you file any document containing it under seal and otherwise disclose it only by court order. All confidentiality, notice, cooperation, non-disparagement, and remedy provisions are subject to this Section 7(a).

b.

Cooperation. At reasonable times and places not unreasonably interfering with your then professional obligations, you will reasonably assist the Company and counsel in proceedings, investigations, and matters relating to your services, provide truthful information, and execute reasonably necessary documents. The Company will reimburse reasonable documented expenses. If the time required of you under this subsection 7(b) is more than de minimis, the Company and you agree to discuss in good faith, with the agreed-upon goal of aligning on reasonable compensation for your time. Except where prohibited by law or inconsistent with Section 7(a), you will promptly notify the General Counsel of subpoenas or court orders seeking Company confidential information and allow reasonable opportunity to seek protection. Section 7(a) activity requires no advance notice, disclosure of communications, or approval. You need not waive privilege or act contrary to law.

c.

Continuing obligations. You reaffirm, without expanding or restarting, continuing obligations under the Non-Disclosure, Developments and Non-Competition Agreement executed in connection with your Employment Agreement (the “Restrictive Covenant Agreement”) and other existing confidentiality, intellectual property, and restrictive-covenant obligations, according to their terms and to the extent legally enforceable.

8.	Representations and Miscellaneous Provisions

a.

Entire agreement; priority. Neither party has relied on outside promises or representations. This Agreement and Exhibit A contain the complete understanding concerning this separation and supersede the term sheet and prior understandings on that subject. The Employment Agreement, ESP, Participation Letter, and equity award agreements remain operative only to the extent not expressly modified or superseded here, including preserved vested and accrued rights, indemnification, applicable tax provisions, and continuing obligations. For this separation, this Agreement controls over conflicting separation entitlements, notwithstanding another arrangement’s more-favorable-treatment or no-reduction provision, and you expressly agree to these negotiated reductions.

b.

Severability and construction. An unenforceable provision will be severed or limited as permitted by law without invalidating the remainder. Release enforceability will be resolved under applicable law without expanding released claims or impairing nonwaivable rights. This Agreement will be construed as a whole according to its fair meaning, not strictly for or against either party.

c.

Authority; successors. You have capacity and authority to enter this Agreement and have not assigned released claims. Each Company signatory represents that the signatory is authorized and necessary approvals to enter and perform this Agreement have been obtained. This binds you and your heirs, representatives, administrators, and executors and the Company and its successors and assigns. You may not assign except by will or descent and distribution. A permitted Company assignment will not relieve the Company of its obligations.

d.

Governing law; forum; jury waiver. This Agreement shall be governed by Massachusetts law without regard to conflicts principles. Subject to nonwaivable rights, enforcement claims shall be brought in a competent Massachusetts court, and the parties consent to jurisdiction and venue there. TO THE EXTENT PERMITTED BY LAW, EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN A DISPUTE UNDER THIS AGREEMENT.

e.	No admission. This Agreement and its execution are not an admission by you or the Company of liability, wrongdoing, violation, error or omission.

f.

Withholding and tax responsibility. Payments and benefits are subject to required withholding. The Company makes no representation about personal tax consequences. You are responsible for taxes imposed on you, without relieving the Company of its own withholding or tax obligations.

g.

Section 409A. This Agreement is intended to be exempt from or comply with Section 409A. Each installment is a separate payment. A termination-triggered payment subject to Section 409A requires a separation from service within its meaning. If you are a specified employee, amounts subject to the required six-month delay will be paid on the first business day after the earlier of six (6) months following separation from service and death; delayed amounts will be paid then in a lump sum without interest, and remaining amounts on their original schedule. If a release-conditioned payment period spans two (2) calendar years, a Section 409A payment will be made in the second year; you may not select its taxable year. Reimbursements must be made by the last day of the year following the expense year; amounts available in one year will not affect another except as permitted for medical expenses; and reimbursement and in-kind rights cannot be exchanged for other benefits. Payment and equity settlement dates may not be accelerated or deferred except as permitted by Section 409A. Release timing will not change a payment date required to be retained under an existing deferred compensation arrangement.

h.

Counterparts and electronic signatures. This Agreement and Exhibit A may be signed in counterparts, each an original and together one instrument. Electronic signatures and delivery by DocuSign, PDF or comparable means are effective as originals.

If you agree to the foregoing, please sign and return this Agreement as described above.

Very truly yours,
TRIPADVISOR, INC.

By:	/s/ Bradford Young
Name: Bradford Young
Title: General Counsel
Date: November 4, 2026

TRIPADVISOR LLC

By:	/s/ Bradford Young
Name: Bradford Young
Title: General Counsel
Date: November 4, 2026

I HAVE READ AND UNDERSTAND THIS AGREEMENT, HAVE BEEN ADVISED TO CONSULT AN ATTORNEY AND HAVE HAD SUFFICIENT TIME TO DO SO, AND AM KNOWINGLY AND VOLUNTARILY SIGNING IT.

Agreed and accepted:

/s/ Matthew Goldberg
Matthew Goldberg
Date: November 4, 2026

EXHIBIT A

SUPPLEMENTAL RELEASE

DO NOT SIGN BEFORE THE SEPARATION DATE.

This Supplemental Release is given by Matthew Goldberg (“you”) under the Separation Agreement and General Release between you, Tripadvisor, Inc. and Tripadvisor LLC dated [•] (the “Agreement”). Undefined capitalized terms have the Agreement’s meanings. Your Separation Date is [insert actual date employment ended, no later than February 16, 2027].

In consideration of the Section 2 payments and benefits, which require this Supplemental Release to become effective and irrevocable, you reaffirm and repeat the Section 4 release and Section 5 ADEA waiver, incorporated here as though fully set forth, covering all legally waivable claims against the Released Parties arising from acts, omissions, transactions or occurrences on or before the date you sign this Supplemental Release, including your employment and its termination. You specifically waive claims under the Age Discrimination in Employment Act of 1967 arising on or before this signature date, but not later-arising claims.

All exclusions and preserved rights under Section 4(c) and protected rights and disclosures under Section 7(a) apply here. This Supplemental Release does not waive enforcement of the Agreement, Accrued Obligations, vested and accrued benefits, equity rights preserved by the Agreement, indemnification, advancement, contribution, directors’ and officers’ liability insurance, nonwaivable rights, or governmental whistleblower awards. No penalty or tender-back obligation applies to challenging an ADEA waiver.

You reaffirm your continuing obligations and confirm return of Company property as required by Section 3, subject to its exceptions. Your employment ended on the Separation Date in accordance with Section 1(a), and you confirm your Section 1(c) resignations. This Supplemental Release creates no new noncompetition obligation.

You are advised in writing to consult an attorney before signing. You have at least twenty-one (21) calendar days after the later of receipt and the Separation Date to consider this Supplemental Release. You may knowingly and voluntarily sign sooner, but not before the Separation Date. To receive Section 2 benefits, deliver it in the manner specified for the Agreement within that twenty-one-day period and sufficiently early that it becomes irrevocable within sixty (60) days after the Separation Date. The Company’s undertakings and Section 2 benefits constitute good and valuable consideration.

You may revoke this Supplemental Release within seven (7) calendar days after signing by written notice actually received within that period by the General Counsel, Tripadvisor LLC, 400 1st Avenue, Needham, MA 02494. This Supplemental Release becomes effective on the eighth calendar day after signature, provided you have not timely revoked it (the “Release Effective Date”), and is not enforceable before then. Revocation prevents entitlement to Section 2 benefits but does not revoke an otherwise effective Agreement or affect Accrued Obligations or nonwaivable rights. The Agreement’s interpretation, governing-law, and counterpart provisions apply.

I HAVE READ AND UNDERSTAND THIS SUPPLEMENTAL RELEASE, HAVE BEEN ADVISED TO CONSULT AN ATTORNEY, HAVE BEEN GIVEN AT LEAST TWENTY-ONE DAYS TO CONSIDER IT, AND AM KNOWINGLY AND VOLUNTARILY SIGNING ON OR AFTER THE SEPARATION DATE.

Matthew Goldberg

Date: